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                                         EXHIBIT 99.1
                         PRECEPT SOFTWARE, INC. 1995 STOCK OPTION PLAN














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                               CISCO SYSTEMS, INC.
                        STOCK OPTION ASSUMPTION AGREEMENT

                             PRECEPT SOFTWARE, INC.
                             1995 STOCK OPTION PLAN


OPTIONEE:

               STOCK OPTION ASSUMPTION AGREEMENT issued as of the 6th day of April, 1998 by Cisco Systems, Inc., a California corporation ("Cisco").

               WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of Precept Software, Inc., a California corporation ("Precept"), which were granted to Optionee under the Precept 1996 Stock Option Plan (the "Plan") and are evidenced by a Stock Option Agreement (the "Option Agreement") between Precept and Optionee.

               WHEREAS, Precept has this day been acquired by Cisco through the merger of Precept with and into Cisco (the "Merger") pursuant to the Agreement of Merger dated March 11, 1998, by and between Cisco and Precept (the "Merger Agreement").

               WHEREAS, the provisions of the Merger Agreement require Cisco to assume all obligations of Precept under all outstanding options under the Plan at the consummation of the Merger and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

               WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Merger is 0.0916154 of a share of Cisco common stock ("Cisco Stock") for each outstanding share of Precept common stock ("Precept Stock").

               WHEREAS, this Agreement is to become effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options under the Plan which have become necessary by reason of the assumption of those options by Cisco in connection with the Merger.





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               NOW, THEREFORE, it is hereby agreed as follows:

               1. The number of shares of Precept Stock subject to the stock options held by Optionee under the Plan immediately prior to the Effective Time (the "Precept Options") and the exercise price payable per share are set forth in Exhibit A hereto. Cisco hereby assumes, as of the Effective Time, all the duties and obligations of Precept under each of the Precept Options. In connection with such assumption, the number of shares of Cisco Stock purchasable under each Precept Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of Cisco Stock subject to each Precept Option hereby assumed shall be as specified for that option in attached Exhibit A, and the adjusted exercise price payable per share of Cisco Stock under the assumed Precept Option shall be as indicated for that option in attached Exhibit A.

               2. The intent of the foregoing adjustments to each assumed Precept Option is to assure that the spread between the aggregate fair market value of the shares of Cisco Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, equal the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the Precept Stock subject to the Precept Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also designed to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the Precept Option immediately prior to the Merger.

               3. The following provisions shall govern each Precept Option hereby assumed by Cisco:

                             (a) Unless the context otherwise requires, all
               references in each Option Agreement and in the Plan (as incorporated into such Option Agreement) (i) to the "Company" shall mean Cisco, (ii) to "Stock" shall mean shares of Cisco Stock, (iii) to the "Board" shall mean the Board of Directors of Cisco and (iv) to the "Committee" shall mean the Compensation Committee of the Cisco Board of Directors.

                             (b) The grant date and the expiration date of each
               assumed Precept Option and all other provisions which govern either the exercisability or the termination of the assumed Precept Option shall remain the same as set forth in the Option Agreement applicable to that option and shall accordingly govern and control Optionee's rights under this Agreement to purchase Cisco Stock.

                             (c) The shares subject to each assumed Precept
               Option shall continue to vest in accordance with the same installment vesting schedule in effect under the applicable Option Agreement immediately prior to the Effective Time, with the number of shares of Cisco Stock subject to each such installment adjusted



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               to reflect the Exchange Rate. Accordingly, no acceleration of vesting under the Precept Options shall be deemed to occur by reason of the Merger, and the vesting dates under each applicable Option Agreement shall remain the same following the Merger.



                             (d) For purposes of applying any and all provisions
               of the Option Agreement relating to Optionee's status as an employee or a consultant of Precept, Optionee shall be deemed to continue in such status as an employee or a consultant for so long as Optionee renders services as an employee or a consultant to Cisco or any present or future Cisco subsidiary. Accordingly, the provisions of the Option Agreement governing the termination of the assumed Precept Options upon Optionee's cessation of service as an employee or a consultant of Precept shall hereafter be applied on the basis of Optionee's cessation of employee or consultant status with Cisco and its subsidiaries, and each assumed Precept Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of service as an employee or a consultant of Cisco and its subsidiaries. A change in status from an employee to a consultant or from a consultant to an employee will not constitute an interruption of continuous status as an employee or a consultant.

                             (e) The adjusted exercise price payable for the
               Cisco Stock subject to each assumed Precept Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of Cisco Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as Precept Stock prior to the Merger shall be taken into account.

                             (f) In order to exercise each assumed Precept
               Option, Optionee must deliver to Cisco a written notice of exercise in which the number of shares of Cisco Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Cisco Stock and should be delivered to Cisco at the following address:

                        Cisco Systems, Inc.
                        255 West Tasman Drive, Building J
                        San Jose, CA 95134
                        Attention: Option Plan Administrator

               4. Except to the extent specifically modified by this Stock Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.




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               IN WITNESS WHEREOF, Cisco Systems, Inc. has caused this Stock
Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the ____ day of ____________________, 1998.


                                       CISCO SYSTEMS, INC.



                                       By: ________________________


                                 ACKNOWLEDGMENT


               The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Precept Options hereby assumed by Cisco are as set forth in the Option Agreement, the Plan and such Stock Option Assumption Agreement.




                                             -----------------------------------
                                             OPTIONEE


DATED: __________________, 1998




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                                    EXHIBIT A

                Optionee's Outstanding Options to Purchase Shares
                            of Precept Software, Inc.
                            Common Stock (Pre-Merger)
                                       and
                Optionee's Outstanding Options to Purchase Shares
                             of Cisco Systems, Inc.
                           Common Stock (Post-Merger)